EXHIBIT 7(c)(ii)



                                   EMPLOYMENT AGREEMENT, dated as
                                   of June 14, 1996, by and betwe-
                                   en NOVA TECHNOLOGIES, INC., a
                                   Delaware corporation ("Nova"),
                                   and DOUGLAS DREW (the "Employ-
                                   ee").





          Nova desires to engage Employee to perform services for Nova, and any present or future subsidiary or affiliate of Nova (collectively, with Nova, the "Nova Companies"), and Employee desires to perform such services, on the terms and conditions set forth below:


          NOW, THEREFORE, the parties agree as follows:


          1.   Employment; Term.

               Nova will employ Employee in its business, and Employee will work for Nova, for a term of three (3) years, commencing as of June 14, 1996 and ending on June 13, 1999, unless sooner terminated in accordance with Section 9 hereof. Such period, including any extensions or renewals thereof, is referred to herein as the "Employment Period".


          2.   Duties.

               2.1 During the Employment Period, Employee shall serve as Chief Marketing and Sales Officer of Nova and shall also serve as the President and Chief Operating Officer of Comed Systems, Inc., Nova's wholly-owned subsidiary ("Comed"), and shall perform duties on behalf of Nova and Comed consisting of marketing, sales, product development and managerial responsibilities and, if so requested by Nova's Chief Executive Officer, on behalf of any one or more of the other Nova Companies.

               2.2 Employee shall discharge his duties primarily from Nova's facility in Seabrook, New Hampshire. Employee shall also engage in such travel in furtherance of the business of the Nova Companies, as shall be reasonably requested by Nova.


          3.   Devotion of Time.

               3.1  During the Employment Period, Employee shall:
(a) expend all of his working time for Nova; (b) devote his best efforts, energy and skill to the services of Nova and the promotion of its interests; and (c) not take part in activities known by Employee to be detrimental to the best interests of Nova or any of the Nova Companies.


          4.   Compensation.


               4.1 In consideration for the services to be per-formed by Employee during the Employment Period hereunder, Nova shall compensate Employee at a base salary of $112,800 per annum. Such salary shall be subject to annual review, and possible increases, based on Nova's and the Employee's performance.

               4.2 Employee shall receive such additional bonuses, if any, during the Employment Period as shall be determined from time to time by Nova's Board of Directors in its sole discretion based on such factors as the Board selects including the level of operating profitability of Nova.


          5.   Reimbursement of Expenses; Additional Benefits.


               5.1 Nova shall pay directly, or reimburse Employee for, all reasonable and necessary expenses and disbursements incurred by him for and on behalf of Nova and/or the Nova Companies in the performance of his duties under this Agreement. For such purposes, Employee shall submit to Nova itemized written reports of such expenses (including bills and receipts) in accordance with Nova's policies, and shall obtain prior approval of an officer of Nova for each expense in excess of $500.

               5.2 Employee shall be entitled to paid vacations during the Employment Period in accordance with the then prevalent practices of Nova for its senior managerial employees.

               5.3 During the Employment Period, Employee shall be entitled to participate in, and to receive benefits under, such employee benefit plans of Nova (including, without limitation, group life insurance and group medical insurance plans) as may exist from time to time for Nova's senior managerial employees, if he meets the eligibility requirements thereof.

               5.4 Employee shall be entitled to receive a car allowance in the amount of $600 per month.
          6.   Representations and Warranties of Employee.

               Employee represents and warrants to Nova that (a) Employee is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of Nova hereunder and (b) Employee is under no mental or physical disabili-ty that would hinder his performance of duties under this Agree-ment.


          7.   Non-Competition and Secrecy.

               7.1 No Competing Employment. For so long as Employee is employed by Nova and continuing for two (2) years after
(i) the termination of such employment (except if such termination shall be effectuated by Nova prior to the expiration of the Employment Period for reasons other than "cause" (as hereinafter defined)), or (ii) Employee's resignation therefrom (such period being referred to hereinafter as the "Restricted Period"), or (iii) Employee elects not to accept an extension of the Employment Period (beyond the date specified in Section 1 hereof) when Nova has so offered to extend such Employment Period, Employee shall not, directly or indirectly, own an interest in, manage, operate, join, control, lend money, or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that competes within the United States with Nova and/or any of the Nova Companies; provided, however, that nothing in this
Section 7.1 shall prohibit Employee from making a non-controlling and passive investment in a corporation whose shares are publicly traded.

               7.2 No Interference. During the Restricted Period, Employee shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than Nova), intentionally solicit, endeavor to entice away from Nova and/or any of the Nova Companies, or otherwise interfere with the relationship of Nova and/or any of the Nova Companies with, any person who is employed by or otherwise engaged to perform services for Nova and/or any of the Nova Companies or any person or entity who is, or was within the then most recent 12 month period, a customer or client of Nova and/or any of the Nova Companies.

               7.3  Secrecy.

                    7.3.1 Employee recognizes that the services to be performed by him hereunder are special, unique and extraor-dinary in that, by reason of his employment hereunder, he may acquire confidential information and trade secrets concerning the operation of Nova and/or any of the Nova Companies, the use or disclosure of which could cause Nova and/or any of the Nova Companies substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Employee covenants and agrees with Nova that he will not at any time, except in performance of Employee's obligations to Nova and/or any of the Nova Companies hereunder or with the prior written consent of Nova pursuant to authority granted by a resolution of Nova's Board of Directors (the "Nova Board"), directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with Nova and/or any of the Nova Companies. The term "confidential information" includes, without limitation, informa-tion not previously disclosed to the public or to the trade by management of Nova and/or any of the Nova Companies, as applicable, with respect to the products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of its or their products), business plans, prospects or opportunities but shall exclude any information already in the public domain. Notwith-standing anything to the contrary herein contained, Employee's obligation to maintain the secrecy and confidentiality of the confidential information under this Section 7 shall not apply to any such Confidential Information which is disclosed through any means other than as a result of any act by Employee constituting a breach of this Agreement or which is required to be disclosed under applicable law.

               7.4 Exclusive Property. Employee confirms that all confidential information is and shall remain the exclusive property of Nova. All business records, papers and documents kept or made by Employee relating to the business of Nova shall be and remain the property of Nova.

               7.5 Injunctive Relief. Without intending to limit the remedies available to Nova, Employee acknowledges that a breach of any of the covenants contained in this Section 7 may result in material irreparable injury to Nova and/or any of the Nova Companies for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Nova shall be entitled to obtain a temporary restraining order and/or a preliminary injunction restraining Employee from engaging in activities prohibited by this Section 7 or such other relief as may be requires to specifically enforce any of the covenants in this
Section 7.

               7.6 Extension of Restricted Period. In addition to the remedies Nova may seek and obtain pursuant to Section 7.5, the Restricted Period shall be extended by any and all periods during which Employee shall be found by a court possessing personal jurisdiction over him to have been in violation of the covenants contained in this Section 7.


          8.   Patents.

               8.1 Employee agrees that any interest in patents, patent applications, inventions, copyrights, developments, and processes (collectively, "Inventions"), during the period he is employed by Nova, which Employee hereafter may develop or own relating to the fields in which Nova or any of the Nova Companies may then be engaged shall belong to Nova. Employee shall execute all such assignments and other documents and take all such other action as Nova may reasonably request in order to vest in Nova all his right, title and interest in and to each such Invention, free and clear of all liens, charges and encumbrances.


          9.   Early Termination.

               9.1 Employee's employment hereunder shall auto-matically be terminated upon the death of Employee or Employee's leaving the employ of Nova and, in addition, may be terminated, at the sole discretion of Nova, as follows:

                    (a)  upon five (5) days prior written
               notice by Nova to Employee, in the event of Employee's disability as set forth in Section
               9.2 below;

                    (b)  upon five (5) days prior written
               notice by Nova to Employee, in the event that Nova terminates Employee's employment hereun-der for cause as set forth in Section 9.3 below; or

                    (c) upon ten (10) days prior written
               notice by Nova to Employee in the event that Nova terminates Employee's employment hereun-der without cause.


               9.2 Employee shall be deemed disabled hereunder, if in the opinion of Nova's chief executive officer, as confirmed by competent medical advice, he shall become physically or mentally unable or otherwise unable to perform his duties for Nova hereunder and such incapacity shall have continued for any period of two (2) consecutive months or any period of three (3) months within any twelve (12) month period.

               9.3  For purposes hereof, "cause" shall mean
termination of Employee's employment with Nova by Nova's chief executive officer, in his reasonable discretion, because of: (a) any act or omission which constitutes a material breach by Employee of his obligations or agreements under this Agreement, or the failure or refusal of Employee to satisfactorily perform any duties reasonably required by Nova hereunder, or refusal to follow lawful instructions of the Nova Board, (b) Employee being charged by an appropriate official with the commission of a felony, or a misdemeanor involving fraud, dishonesty or deceit, or the perpetra-tion by Employee of a serious dishonest or fraudulent act, which act is against the interest of Nova or any of the Nova Companies, or (c) any other act or omission by Employee which, in the good faith opinion of the Nova Board, is injurious in any significant respect to the financial condition or business reputation of Nova or any of the Nova Companies which resulted from Employee's willful misconduct or gross negligence.

               9.4 (a) In the event that Employee's employment under this Agreement shall be terminated due to Employee's death or disability or shall be terminated by Nova pursuant to Section 9.1(c), then Nova shall pay to Employee or his designees, as the case may be, continuing base salary for a period of one (1) year at the rate set forth in Section 4.1 hereof.

                    (b)  In the event that Employee's employment
under this Agreement shall be terminated by Employee, or by Nova for cause, then Nova shall not be obligated to make any severance payments whatsoever to Employee hereunder.

               9.5 Regardless of the reason for termination of Employee's employment under this Agreement, Employee shall be entitled to the compensation set forth in Section 4.1 hereof which shall have accrued but be unpaid at the effective time of termina-tion.

               9.6 The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement (including, specifically, the covenants set forth in Sections 7 and 8) shall survive Employee's termination of employment, irrespective of any investigation made by or on behalf of any party.


          10.  Assignment.

               This Agreement, as it relates to the employment of the Employee, is a personal contract and the rights, interests and obligations of the Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated. Except as otherwise herein expressly provided, this Agreement shall be binding upon and inure to the benefit of Employee and his personal representatives and shall inure to the benefit of and be binding upon Nova and its successors and assigns, including without limitation, any corpora-tion or other entity into which Nova is merged or which acquires all of the outstanding shares of Nova's capital stock, or all or substantially all of the assets of Nova.


          11.  Notices.

               Any notice required or permitted to be given pursuant to this Agreement shall be deemed given three (3) business days after such notice is mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given, addressed as follows:

               (a)  if to Employee or the estate of Employee:

                    Douglas Drew
                    62 Kensington Road
                    Hampton Falls, NH 03844

                    and

               (b)  if to Nova:

                    Nova Technologies, Inc.
                    89 Cabot Court, Unit L
                    Hauppauge, NY 11788
                    Attn: Chairman


                    with a copy to

                    Parker Duryee Rosoff & Haft
                    529 Fifth Avenue
                    New York, New York 10017
                    Attn: Ira I. Roxland, Esq.



or to such other address as any such party shall designate by written notice to the other party.

          12.  Governing Law.

               This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof.


          13.  Waiver.

               The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.


          14.  Severability.

               If any provision of this Agreement, or the application of such provision to any person or circumstance, is declared by any arbitration panel or court of competent jurisdic-tion to be invalid or unenforceable:

               14.1 Such invalidity or unenforceability shall not affect the remaining provisions of this Agreement or the applica-tion of such provisions to persons or circumstances other than those to which it is held invalid or unenforceable;

               14.2 If such invalidity or unenforceability is due to the court's determination that the provision's scope is excessively broad or restrictive under applicable law then in effect, the parties hereby jointly request that such provision be construed by modifying its scope so as to be enforceable to the fullest extent compatible with applicable law then in effect; and

               14.3 If any provision is held to be invalid or unenforceable with respect to a particular circumstance, such provision shall nevertheless remain in full force and effect in all other circumstances, subject to the other provisions of this
Section 14.3.


          15.  Entire Agreement.

               15.1 This Agreement, constitutes the entire agree-ment and understanding between the parties with respect to the employment of the Employee and there are no representations, warranties or commitments except as set forth herein. This Agreement together with the Exhibits referred to herein supersedes all prior and contemporaneous agreements, understandings, negotia-tions and discussions, whether written or oral, of the parties hereto relating to the transactions contemplated by this Agreement.

               15.2 This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except as provided in Section 10 hereof.

          IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

                              NOVA TECHNOLOGIES, INC.



                              By:
                                 Name:
                                 Title:




                              Douglas Drew